Exhibit 99.1


News Release


             JEFFREY W. GREENBERG RESIGNS AS CHAIRMAN AND CEO OF MMC

                  MICHAEL G. CHERKASKY NAMED PRESIDENT AND CEO

              BOARD APPOINTS LEAD DIRECTOR AND SPECIAL COMMITTEE TO
                           ADDRESS REGULATORY MATTERS


NEW YORK, NEW YORK, October 25, 2004--The Board of Directors of Marsh & McLennan Companies, Inc. (MMC) today took a series of actions designed to enable the company to resolve its legal and regulatory issues while continuing to provide high-quality service to its clients.

The MMC Board of Directors has accepted the resignation of chairman and chief executive officer Jeffrey W. Greenberg.

The Board has named Michael G. Cherkasky as president and chief executive officer of the company and elected him to the Board of Directors. Mr. Cherkasky will also continue in his current role as chairman and chief executive officer of the company's risk and insurance services subsidiary Marsh Inc.

The company said it plans to announce tomorrow significant reforms in the business model of its Marsh Inc. subsidiary which will be rooted in transparency and under which Marsh will receive compensation for its services from only one party: its clients.

The Board of Directors said: "Jeff Greenberg has served MMC with dedication as chairman and chief executive officer for the past four and a half years. He has led the company through significant challenges, including the tragedy of September 11. We thank him for his contributions and respect the fact that Jeff has placed the interests of the company first. It is now time for the company to move forward to resolve the issues confronting it.

"Michael Cherkasky is a proven executive with an enormous breadth of experience. He brings a history of innovation and together with our other senior executives will restore the confidence of our clients, employees, and shareholders and reassure the regulatory authorities of our commitment to operate at the highest legal and ethical standards."

Formerly chief executive officer of Marsh Kroll, MMC's risk consulting subsidiary, Mr. Cherkasky has a distinguished record as a manager, prosecutor, investigator, and trial attorney. He joined Kroll in 1994, rising to the position of president and chief executive officer in 2001. Prior to joining Kroll, Mr. Cherkasky spent 16 years in the criminal justice system, including serving as chief of the Investigations Division for the New York County District Attorney's Office. Mr. Cherkasky is leading MMC's role in the investigation of the New York State Attorney General's charges being conducted by Davis Polk & Wardwell.

A special committee of outside directors has been formed to spearhead the company's activities in resolving its legal and regulatory matters. Robert F. Erburu, former chairman of The Times Mirror Company, will serve as chairman of the committee. The other committee members are Lewis W. Bernard, formerly of Morgan Stanley & Co., Inc.; Zachary W. Carter, a partner at the law firm of Dorsey & Whitney LLP and a former United States Attorney for the Eastern District of New York; and Stephen R. Hardis, former chairman of Eaton Corporation.

Mr. Erburu has also been named lead director of the MMC Board of Directors.

Mr. Cherkasky said: "I am committed to managing the company through this challenging period. I will be working closely with the leadership and colleagues of MMC's operating companies and with our Board members to make sure that our business model and processes provide the best service to our clients. MMC is a strong company with a proud 130-year history and terrific people. I want to assure our clients, colleagues, and shareholders that we will resolve our problems and move forward."

MMC is a global professional services firm with annual revenues exceeding $11 billion. It is the parent company of Marsh Inc., the world's leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Inc., a major global provider of consulting services. More than 63,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.


                                       ###